Exhibit 23.1





                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 8 to the Registration Statement (Form S-3 No. 333-106976) and related Prospectus of Maverick Tube Corporation for the registration of $120,000,000 aggregate principal amount of its 4.00% Convertible Senior Subordinated Notes due 2033 (the "Notes") and shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation incorporated by reference in its Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP


         St. Louis, Missouri

         May 17, 2004